                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 2)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                U.S. VISION, INC.
                                -----------------
                                (NAME OF ISSUER)


                     COMMON STOCK (PAR VALUE $.01 PER SHARE)
                     ---------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   90339M-10-4
                                 --------------
                                 (CUSIP NUMBER)


                              DENNIS J. SHAUGHNESSY
                                 GENERAL PARTNER
                           GROTECH CAPITAL GROUP, INC.
                                9690 DEERECO ROAD
                                    SUITE 800
                            TIMONIUM, MARYLAND 21092
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

                                OCTOBER 31, 2002
--------------------------------------------------------------------------------
 IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT
  THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF SECTIONS 240.13d-1(e), 240.13d-1(f) OR 240.13d-1(g), CHECK
                             THE FOLLOWING BOX [ ].

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH CAPITAL GROUP, INC.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-1525306
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                               (a) [X]
                                                                 (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH CAPITAL GROUP IV, LLC
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-2004737
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH PARTNERS III, L.P
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-1620950
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE
--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH III COMPANION FUND, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-1642933
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH III PENNSYLVANIA FUND, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-1690767
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Pennsylvania
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: GROTECH PARTNERS IV, L.P
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      52-1846258
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: CONSTITUTION PARTNERS I, L.P.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      25-172129
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: RKM INVESTMENT COMPANY
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      25-1752120
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: M&M GENERAL PARTNERSHIP
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      25-1752128
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      PN
--------------------------------------------------------------------------------

================================================================================
CUSIP NO. 90339M-10-4

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON: RICHARD K. MCDONALD
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ###-##-####
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      SOURCE OF FUNDS
 4

--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES         -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                     -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON         -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

--------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [ ]
12

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      0.0%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
      IN
--------------------------------------------------------------------------------

INTRODUCTION

         The Filer originally filed a Schedule 13D relating to U.S. Vision, Inc. (sometimes referred to as the "Company" or the "Issuer") on July 18, 2000. The original filing was amended on January 9, 2001. This filing is the second amendment to the original Schedule 13D filing. The purpose of this amendment to the Schedule 13D is to report that the Agreement and Plan of Merger by and between Kayak Acquisition Corp. (the "Purchaser") and the Company dated as of May 14, 2002 (the "Merger Agreement"), was adopted by the stockholders of the Company at a special meeting of stockholders held on October 30, 2002 (the "Special Meeting") and that the Merger was consummated on October 31, 2002. Pursuant to the Merger Agreement, in the Merger, each issued and outstanding share of common stock, par value $0.01 per share (the "Common Stock") (except for shares of Common Stock held by stockholders who exercise their appraisal rights) of the Company has been cancelled and automatically converted into the right to receive $4.25 in cash, without interest (except for each share of Common Stock held by certain affiliated stockholders). The Common Stock has been delisted from the Nasdaq National Market and will be deregistered with the Securities and Exchange Commission.


Item 1. Security and Issuer.

The class of equity securities to which this Statement on Schedule 13D relates is the Common Stock of the Company. The principal offices of the Company are located at 1 Harmon Drive, Glen Oaks Industrial Park, Glendora, NJ 08029.

Item 2. Identity and Background.

      (a) The name of each Filer is as follows:

           1. Grotech Capital Group, Inc. ("GCG")
           2. Grotech Capital Group IV, LLC ("GCGIV")
           3. Grotech Partners III, L.P. ("Grotech III")
           4. Grotech III Companion Fund, L.P. ("Companion")
           5. Grotech III Pennsylvania Fund, L.P. ("Pennsylvania")
           6. Grotech Partners IV, L.P. ("Grotech IV")

              GCGIV is the general partner of Grotech IV. The following individuals are general partners of GCGIV; Frank A. Adams; Dennis J. Shaughnessy; Stuart D. Frankel; Patrick J. Kerns; and David G. Bannister. Shaughnessy is an officer of GCG and GCGIV and is also a director of the Issuer. GCG is the general partner of Grotech III, Companion and Pennsylvania. Excluding David G. Bannister, the general partners of GCG are the same as those of GCGIV.

           7. Constitution Partners I, L.P. ("Constitution")
           8. M&M General Partnership ("M&M")
           9. Richard K. McDonald
          10. RKM Investment Company ("RKM")

              The general partner of Constitution is RKM. Richard K. McDonald, a director of Issuer, is the managing director of RKM and M&M.

(b), (c) The principal occupation, if any, of each Filer who is a natural person and the residence or business address for each Filer is as follows:

           1. Grotech Capital Group, Inc., 9690 Deereco Road, Timonium, Maryland 21093
           2. Grotech Capital Group IV, LLC, 9690 Deereco Road, Timonium, Maryland 21093
           3. Grotech Partners III, L.P., 9690 Deereco Road, Timonium,
              Maryland 21093
           4. Grotech III Companion Fund, L.P., 9690 Deereco Road, Timonium, Maryland 21093
           5. Grotech III Pennsylvania Fund, L.P., 9690 Deereco Road, Timonium, Maryland 21093
           6. Grotech Partners IV, L.P., 9690 Deereco Road, Timonium,
              Maryland 21093
           7. Constitution Partners I, L.P., 600 Grant Street, 57th Floor, US Tower, Pittsburgh, PA 15219
           8. M&M General Partnership, 600 Grant Street, 57th Floor, US Tower, Pittsburgh, PA 15219

           9. RKM Investment Company, 600 Grant Street, 57th Floor, US Tower, Pittsburgh, PA 15219
          10. Richard K. McDonald, venture capitalist, 600 Grant Street, 57th Floor, US Tower, Pittsburgh, PA 15219

(d), (e) During the past five years, none of the Filers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Each of Grotech Capital Group, Inc., Grotech Capital Group IV, LLC, Grotech Partners III, L.P., Grotech III Companion Fund L.P. and Grotech Partners IV, L.P. is a Delaware limited partnership. Grotech III Pennsylvania Fund, L.P. is a Pennsylvania limited partnership. Stolberg Partners, L.P. is a Delaware Limited partnership. Constitution Partners I, L.P. is a Delaware limited partnership. M&M General Partnership is a Delaware general partnership. RKM Investment Company is a Delaware general partnership. All Filers which are natural persons are citizens of the United States.

Item 3. Source and Amount of Funds or Other Consideration.

N/A

Item 4. Purpose of Transaction.

N/A

Item 5. Interest in Securities of the Issuer.

(a)-(b) Items 7, 8, 9, 10, 11 and 13 from pages 2 - 12 of this Schedule 13D are incorporated by reference. The Filers own an aggregate of 0, representing 0.0% of the Issuer's outstanding Common Stock.

     (c)  N/A

     (d)  N/A

     (e)  N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

N/A

Item 7. Material to be filed as Exhibits.

N/A

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                           GROTECH CAPITAL GROUP, INC.


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner



                           GROTECH CAPITAL GROUP IV, LLC


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner



                           GROTECH PARTNERS III, L.P.
                           By Grotech Capital Group, Inc., its general partner


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner

                           GROTECH III COMPANION FUND, L.P.
                           BY: Grotech Capital Group, Inc., its general
                           partner


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner




                           GROTECH III PENNSYLVANIA FUND, L.P.
                           BY: Grotech Capital Group, Inc., its general
                           partner


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner




                           GROTECH PARTNERS IV, L.P.
                           BY: Grotech Capital Group IV, LLC, its general
                           partner


November 1, 2002           BY: /s/ Dennis J. Shaughnessy
                               --------------------------
                               Dennis J. Shaughnessy
                               General Partner

                           CONSTITUTION PARTNERS I, L.P.
                           BY: RKM Investment Company, its general
                           partner


November 1, 2002           BY: /s/ Richard K. McDonald
                               ------------------------
                               Richard K. McDonald
                               Managing Partner




                           M&M GENERAL PARTNERSHIP


November 1, 2002           BY: /s/ Richard K. McDonald
                               ------------------------
                               Richard K. McDonald
                               Managing Partner


November 1, 2002           /s/ Richard K. McDonald
                           ------------------------
                           Richard K. McDonald



                           RKM INVESTMENT COMPANY


November 1, 2002           BY: /s/ Richard K. McDonald
                               ------------------------
                               Richard K. McDonald
                               Managing Partner